Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Markel Corporation:

We consent to the use of our reports dated February 19, 2021 with respect to the consolidated balance sheets of Markel Corporation and subsidiaries (the Company) as of December 31, 2020 and 2019, and the related consolidated statements of income (loss) and comprehensive income (loss), changes in equity and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes, and the effectiveness of internal control over financial reporting as of December 31, 2020 incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

Our report dated February 19, 2021, on the effectiveness of internal control over financial reporting as of December 31, 2020, contains an explanatory paragraph that states management excluded Lansing Building Products, LLC’s internal control over financial reporting from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2020.

Richmond, Virginia

February 19, 2021